                                                             EXHIBIT 21.1

                                                            SUBSIDIARIES

Secure Voice Communications, Inc. (a Texas corporation)        100% owned by Edgeline Holdings, Inc.
New EnerSource, Inc. (a Texas corporation)                100% owned by Edgeline Holdings, Inc.